Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

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Registration Statement (Form S-8 No. 333-174840) pertaining to the PrivateBancorp, Inc. 2011 Incentive Compensation Plan, the PrivateBancorp, Inc. 2007 Long-Term Incentive Compensation Plan, the PrivateBancorp, Inc. Strategic Long-Term Incentive Compensation Plan, the PrivateBancorp, Inc. Incentive Compensation Plan, the PrivateBancorp, Inc. Amended and Restated Stock Incentive Plan and the PrivateBancorp, Inc. Deferred Compensation Plan,

•	Registration Statement (Form S-8 No. 333-166070) pertaining to the PrivateBancorp, Inc. Savings, Retirement and Employee Stock Ownership Plan, and

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Registration Statement (Form S-3 No. 333-174842) relating to the registration of debt securities, preferred stock, common stock, warrants, depository shares, purchase contracts, and units, and the related Prospectus and Prospectus Supplements;

of our reports dated February 27, 2012, with respect to the consolidated financial statements of PrivateBancorp Inc. and the effectiveness of internal control over financial reporting of PrivateBancorp Inc. included in this Annual Report (Form 10-K) of PrivateBancorp, Inc. for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Chicago, Illinois

February 27, 2012